Exhibit 5.1

SUITE 300, 204 BLACK STREET WHITEHORSE, YUKON Y1A 2M9 TELEPHONE: 867-668-5252 FAX: 867-668-5251 E-MAIL: lackowicz.hoffman@yukonlaw.com

Reply Attention To: Paul W. Lackowicz

DIRECT E-MAIL:plackowicz@yukonlaw.com

Our File No: 36906

April 12, 2017

Ultra Petroleum Corporation

400 North Sam Houston Parkway East

Suite 1200

Houston, Texas 77060

USA

Dear Sirs/Mesdames:

Re: Ultra Petroleum Corp. 2017 Stock Incentive Plan

We act as Yukon counsel to Ultra Petroleum Corp. (the “Corporation”). We have been asked by the Corporation to render an opinion in connection with the Corporation’s preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration and sale by the Corporation of an aggregate of 15,810,811 common shares, no par value, of the Corporation (the “Shares”) which may be issued pursuant to the Corporation’s 2017 Stock Incentive Plan (the “Plan”).

Scope of Review

For the purposes of our opinion, we have reviewed the electronic copy of the Plan.

We have also examined originals or copies, certified or identified to our satisfaction, of the articles of incorporation and by-laws of the Corporation. In rendering the opinions herein, we have relied upon our examination of the foregoing documents, and we have made such further or other examinations of documents and questions of law as we have deemed necessary for the purposes of this opinion.

Assumptions

In rendering this opinion, we have assumed:

1.	The genuineness of all signatures;

2.	The authenticity and completeness of all documents submitted to us as originals;

3.	The conformity to original documents and the completeness of all documents submitted to us or received by us as conformed copies, certified copies, pdf copies or electronic transmissions, and the authenticity of the originals where certified copies, pdf copies or electronic transmissions have been submitted or received; and

4.	The accuracy, completeness and truth of all facts set forth in corporate records or official public records and certificates and any other documents, certificates or records supplied by corporate or public officials and the identity and capacity of all individuals acting or purporting to act as such.

Practice Restriction

We are solicitors qualified to carry on the practice of law in Yukon only and we express no opinion as to any laws or matters governed by the laws of a jurisdiction other than Yukon and the federal laws of Canada applicable therein in effect as at the date of this opinion.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors rights generally, (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations that may limit the rights of parties to obtain certain remedies.

Opinion

Based and relying upon the foregoing, we are of the opinion that the Shares have been duly authorized and that the Shares when issued in accordance with the terms of the Plan will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Yours very truly,

LACKOWICZ & HOFFMAN